LOAN AGREEMENT

BETWEEN

DEG - DEUTSCHE INVESTITIONS-

UND ENTWICKLUNGSGESELLSCHAFT MBH

(hereinafter "DEG")

and

TIANJIN BOAI PHARMACEUTICAL CO. LTD.

(hereinafter the "BORROWER")

TABLE OF CONTENTS

Schedules

1. Definitions
2. Project Description
3. Call Notice
4. Form of Letter to the Auditors
5. Form of Certificate of Incumbency and Authority
6. Form of Letter to the Process Agent
7. Excluded Activities
8. Environmental and Social Action Plan
9. Project Progress Report

LOAN AGREEMENT

The BORROWER is a limited liability company incorporated and existing under the laws of the People's Republic of China (Reg. No. 120111000000693) having its registered office at No. 4 Ronghua Road, Yonghong Industry Park, Nanhe Town, Xiqing District, Tianjin, People's Republic of China.

The BORROWER intends to relocate and expand its business activities by way of acquisition of the New Production Facility's land and several buildings through a share deal. The BORROWER plans to renovate the existing buildings and build a new production facility for its pharmaceutical products which requires an investment of approximately RMB 217,664,000 (in words: two hundred and seven teen million six hundred sixty four thousand Renminbi).

DEG is a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg. - No. HRB 1005, AG Köln) having its registered office at Kämmergasse 22, 50676 Cologne, Federal Republic of Germany.

At the BORROWER's request, DEG intends to participate in the financing of the Project by means of a long-term loan. Therefore, the BORROWER and DEG enter into the following Agreement:

Article 1
DEFINITIONS AND INTERPRETATION

1. In the context of this Agreement all capitalised terms shall have the meanings as set out in Schedule 1 *(Definitions)*.

2. Unless otherwise set forth, any reference to an Article or a Schedule is a reference to that Article or Schedule of this Agreement.

3. The singular includes the plural and vice versa.

Article 2
LOAN AMOUNT AND LOAN PURPOSE

1. Subject to the terms and conditions of this Agreement, DEG makes available to the BORROWER a long-term loan in an amount of USD 15,000,000 (in words: fifteen million United States Dollars) and the BORROWER accepts the Loan in accordance with the terms and conditions of this Agreement.

2. The BORROWER shall apply the Loan exclusively to finance the Project in accordance with the Project Description as set out in Schedule 2 *(Project Description)*.

Article 3

CALL NOTICE AND DISBURSEMENT PROCEDURE

1. The Loan will be disbursed, upon receipt by DEG of a call notice, in three instalments. The first instalment of USD 5,000,000 (in words: five million United States Dollars) shall be disbursed only after the transfer of the assets of Tianjin Boai Bio-Pharmaceutical Co. Ltd. to the BORROWER has been initiated, the second instalment of USD 5,000,000 (in words: five million United States Dollars) shall be disbursed only after the registration of the security for land and buildings (asset coverage ratio of at least 130 % on the basis of purchase prices) has been perfected and the third instalment of USD 5,000,000 (in words: five million United States Dollars) shall be disbursed only after the value of the registered land and buildings, machinery and equipment has reached an asset coverage ratio of at least 160 %.

2. Unless expressly otherwise agreed between DEG and the BORROWER, a call notice shall only be valid if,

   a) all conditions precedent pursuant to Article 4 *(Conditions Precedent to Disbursement)* have been fulfilled;

   b) it is in the form of Schedule 3 *(Call Notice)*; and

   c) it is received by DEG at least 10 (in words: ten) Business Days prior to the requested date of disbursement.

3. Upon each disbursement the BORROWER shall, if necessary, register the transfer of funds promptly with the relevant authorities and shall send DEG a confirmation of receipt together with copies of the registration and the bank statement showing the date and amount of the Loan received.

4. DEG may suspend or terminate the right of the BORROWER to call for disbursements of the Loan if the first disbursement has not been made by 31 December 2011. The right of the BORROWER to call for disbursements of the Loan shall terminate on 31 August 2012.

Article 4a

CONDITIONS PRECEDENT TO THE FIRST DISBURSEMENT

DEG shall be obliged to disburse the first instalment of the Loan in accordance with Article 3 (*Call Notice and Disbursement Procedure*) only if

1. DEG has received satisfactory evidence that the total financing of the Project according to the Project Description as set out in Schedule 2 *(Project Description)* has been committed, in particular the Registered Capital of the Borrower has been

increased to RMB 200 million, the Paid up Capital has been increased accordingly with local regulations and internal accruals of at least USD 11.98 million have been utilized to finance Project as determined in Schedule 2

2. the Finance Agreements and the Project Documents are in place, in form and substance satisfactory to DEG and shall have become unconditional and effective;

3. all Authorisations have been obtained;

4. DEG has received satisfactory evidence of the completion of the transfer of the New Production Facility to the BORROWER and partly to the Subsidiary without warranties and other obligations from the former company;

5. the first demand payment guarantees have been perfected satisfactory to DEG, the transfer of the assets of Tianjin Boai Bio-Pharmaceutical Co. Ltd. to the BORROWER as part of the Security for DEG has been initiated and the proposed timing for completion of transfer has been confirmed with all relevant documentary evidence thereof;

6. a lawyer admitted to practice in the People's Republic of China appointed by DEG has rendered a legal opinion to DEG's satisfaction on the following points:

   a) the due incorporation and legal existence of the BORROWER as a limited liability company under the laws of the People's Republic of China,

   b) the due execution by the BORROWER of the Finance Agreements to which the BORROWER is a party,

   c) the legal validity of all provisions of this Agreement - in particular the validity of Article 20 (10) and Article 19 *(Governing Law and Jurisdiction)* -, its enforceability in People's Republic of China and its admissibility as evidence,

   d) the legal validity and enforceability of any of the Finance Agreements and the Project Documents,

   e) the existence or procurement of all Authorisations,

   f) the ranking, perfection and enforceability of the Security,

   g) any priority or privilege that any creditor may have by operation of law,

   h) the validity of the nomination of DEG as sole beneficiary in the insurance policies and the assignment of the insurance claims under the insurance policies to DEG according to Article 12 *(Insurance)*,

i) the completion of the transfer of New Production Facility without warranties and other obligations from the former company, and

j) any other legal requirement for the implementation of the Project and any other point which DEG may reasonably request;

7. a lawyer admitted to practice in Nevada / United States of America appointed by DEG has rendered a legal opinion to DEG's satisfaction on the following points:

a) the due incorporation and legal existence of the Shareholder I as a corporation under the laws of Nevada / United States of America,

b) the validity and enforceability of the Security as described under Article 11 (1) b);

8. DEG has received satisfactory evidence of the BORROWER's compliance with its obligations under Article 12 *(Insurance)*;

9. DEG has received satisfactory evidence of the BORROWER's compliance with its obligations under Article 14 *(Environmental Social Health & Safety Compliance);*

10. the BORROWER is in compliance with Article 13 *(Reporting)* and has provided DEG with (i) those reports specified in Article 13 (1) which are due at the time of disbursement and (ii) a copy of the letter to its Auditors (including the Auditors acceptance) in the form as attached to this Agreement in Schedule 4 *(Form of Letter to the Auditors)*;

11. DEG has received the BORROWER's individual financial statements dated 30th June 2010 and a draft (or when due: final) audit of the BORROWER's individual financial statements dated 30th June 2011.

12. DEG has received the financial statements of the Shareholder I dated 30.06.2011 and a draft (or when due: final) audit of the Shareholder I's consolidated financial statements dated 30th June 2011.

13. evidence in writing has been submitted to DEG of the consent of the person authorised to receive service in accordance with Article 19 (5) and Schedule 6 (*Form of Letter to the Process Agent*) of this Agreement as well as in accordance with Article 9 (5) and Schedule 1 (*Form of Letter to the Process Agent*) of the Sponsor Support Agreement, including payment of the fees to be paid to such process agent(s);

14. DEG has received the Certificate of Incumbency and Authority in the form of Schedule 5 (*Form of Certificate of Incumbency and Authority*) as well as (certified) copies of the identity cards of the persons authorized thereunder;

15. DEG has received a copy of each relevant and up-to-date constitutional document of the BORROWER, translated into the English language;

16. DEG has received satisfactory evidence that all fees, costs and expenses due according to Article 6 *(Fees)* and Article 18 *(Costs and Expenses)* have been paid;

17. no Default is continuing or would result from disbursing the Loan or any part thereof.

Article 4b

CONDITIONS PRECEDENT TO THE SECOND DISBURSEMENT

DEG shall be obliged to disburse the second instalment of the Loan in accordance with Article 3 (*Call Notice and Disbursement Procedure*) only if

1. all conditions precedent under Article 4a have been fulfilled;

2. the Paid In Capital of the Borrower has been increased accordingly with local requirements, but at least to RMB 100 million

3. DEG has received satisfactory evidence of the completion of the transfer of the assets of Tianjin Boai Bio-Pharmaceutical Co. Ltd. to the BORROWER;

4. the Security on land and building, equipment and machinery has been perfected and DEG has been supplied with all relevant documentary evidence thereof;

5. a lawyer admitted to practice in the People's Republic of China appointed by DEG has rendered a legal opinion to DEG's satisfaction on the following points:

   a) the completion of the transfer of the assets to the Borrower,

   b) the ranking, perfection and enforceability of the Security and

   c) any other legal requirement for the implementation of the Project and any other point which DEG may reasonably request;

6. the value (on the basis of purchase prices) of the registered security has reached an asset coverage ratio of 130% in relation to the total disbursed loan amount; and

7. all internal sources set out in the Project Description have been utilised for the Project

Article 4c

CONDITIONS PRECEDENT TO THE THIRD DISBURSEMENT

DEG shall be obliged to disburse the third instalment of the Loan in accordance with Article 3 (*Call Notice and Disbursement Procedure*) only if

1. all conditions precedent under Article 4b and 4a have been fulfilled;

2. the value (on the basis of purchase prices) of the registered security has reached an asset coverage ratio of 160% in relation to the total loan amount; and

3. all internal sources set out in the Project Description have been utilised for the Project

Article 5
INTEREST

1. The BORROWER shall pay interest on the disbursed amount of the Loan at an aggregate interest rate of the six months USD LIBOR rate plus 7.3 % p.a. (in words: seven point three per cent per annum) until the Security as defined under Article 11 (1) a) has been perfected to an extend that the value (on the basis of purchase prices) of the registered security has reached an asset coverage ratio of 130% in relation to the total disbursed loan amount. Thereafter the BORROWER shall pay interest on the disbursed amount of the Loan at an aggregate interest rate of the six months USD LIBOR rate plus 4.3 % p.a. (in words: four point three per cent per annum).

   In respect of the first Interest Period for the first disbursement, the USD LIBOR rate for such interest period shall apply which is closest in length to the duration of that first Interest Period; in case the two periods differ equally from the Interest Period, the rate for the longer period shall apply. This USD LIBOR rate shall also apply to any further disbursement until the end of the first Interest Period. For all disbursements after the first Interest Period such USD LIBOR rate shall apply which is determined at the beginning of the respective Interest Period.

2. On each Interest Determination Date, DEG shall fix the applicable interest rate with reference to the respective interest rate applicable to the respective Interest Period rounded to 5 (five) decimal places quoted on Reuters' Screen LIBOR01 Page at 11:00 a.m. London time. DEG shall promptly inform the BORROWER of the applicable interest rate. The interest rate thus established shall be binding on the BORROWER except in the event of manifest calculation or communication error.

3. If the respective USD LIBOR rates are not published on any Interest Determination Date, DEG shall inform the BORROWER promptly thereof and shall fix the interest rate with reference to interest rates quoted by three leading commercial banks active in the interbank market for United States Dollars in London selected by DEG after consultation with the BORROWER.

4. The BORROWER has the right to convert the interest rate agreed pursuant to Article 5 (1) to a fixed interest rate. The BORROWER may exercise this right by notice to

DEG in writing. Such notice must be received by DEG at least one month prior to the end of an Interest Period and no earlier than the date of full disbursement or the final cut-off date according to Article 3 (4) whichever occurs first. From the next Interest Period onwards, the BORROWER shall pay interest at the aggregate rate of 4.3 % p.a. (in words: four point three per cent per annum) plus the DEG Base Rate prevailing two days prior to interest conversion.

5. Interest is calculated from the date disbursements are debited until the day immediately before repayments are credited to DEG's account.

6. Interest is payable semi-annually in arrears on each Payment Date. Interest payable in respect of each calendar day shall be calculated by dividing annual interest due by 360.

Article 6
FEES

1. The BORROWER shall pay a commitment fee on undisbursed and available Loan amounts of 1 % p.a. (in words: one per cent per annum), from the date of this Agreement.

   Should the BORROWER exercise its right to fix the interest rate in accordance with Article 5 (4), a fee of 0.25 % (in words: zero point two five per cent) on the outstanding Loan amount shall be payable to DEG on the first Payment Date following the exercise of the BORROWER's right.

   The provisions of Article 5 (6) shall apply accordingly.

2. The BORROWER shall pay a front-end-fee of USD 225,000 (in words: two hundred twenty five thousand United States Dollars). A non-refundable amount of USD 40,000 (in words: forty thousand United States Dollars) has already been paid. The outstanding balance of USD 185,000 (in words: one hundred eighty five thousand United States Dollars) is payable within 30 days of the date of this Agreement but in any event prior to the first disbursement of the Loan.

3. a) In the event that DEG should cancel the total outstanding commitment of the Loan or demand immediate repayment of the Loan pursuant to Article 17 *(Events of Default)* before conversion pursuant to Article 5 (4), DEG may demand from the BORROWER and the BORROWER shall pay an additional sum of 2 % (in words: two per cent) of the amount to be repaid, as compensation for all costs and expenses which DEG has incurred in connection with the immediate repayment. The BORROWER shall be free to prove that no damage has arisen,

or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

b) In the event that DEG should cancel the total outstanding commitment of the Loan or demand immediate repayment of the Loan pursuant to Article 17 *(Events of Default)* after conversion pursuant to Article 5 (4), the BORROWER shall pay to DEG an amount DEG may certify (such certification to be conclusive in the absence of any manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in US treasury bonds with a maturity corresponding to the remaining maturity of the Loan, plus all costs and expenses DEG incurs in connection with such repayment.

4. Without prejudice to Article 17 (1), the BORROWER shall pay to DEG for any waiver and consent under or amendment to this Agreement which might be granted to the BORROWER an amount at the discretion of DEG

Article 7
REPAYMENT

1. The BORROWER shall repay the Loan as follows:

Payment Dates	Repayment Instalments in USD
15 August 2013	1,500,000
15 February 2014	1,500,000
15 August 2014	1,500,000
15 February 2015	1,500,000
15 August 2015	1,500,000
15 February 2016	1,500,000
15 August 2016	1,500,000
15 February 2017	1,500,000
15 August 2017	1,500,000
15 February 2018	1,500,000

2. Undisbursed or cancelled Loan amounts shall be set off against the Repayment Instalments in inverse order of their maturity.

Article 8
VOLUNTARY PREPAYMENT

1. Subject to the provisions of this Article 8 (*Voluntary Prepayment*), the BORROWER may prepay the whole or any part of the Loan amount on any Payment Date by giving not less than one month's prior written notice to DEG. The prepaid amount shall be an amount of not less than one Repayment Instalment or a multiple thereof.

2. Any notice of prepayment shall be irrevocable and shall specify the Payment Date upon which the prepayment is to be made and the amount of such prepayment.

3. The BORROWER shall repay the indicated amount of the Loan and all accrued interest and any other fees and/or payments outstanding on the principal amount to be prepaid on the Payment Date specified in the notice pursuant to Article 8 (1).

4. Amounts repaid pursuant to Article 8 (3) shall be set off against the Repayment Instalments in inverse order of maturity. The BORROWER may not request disbursement of any part of the amounts prepaid under this Agreement.

5. In the event of prepayment after the BORROWER has exercised its right to convert the interest rate pursuant to Article 5 (4), the BORROWER shall simultaneously pay a prepayment fee in an amount DEG may certify (such certification to be conclusive in the absence of manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in US treasury bonds with a maturity corresponding to the remaining maturity of the Loan plus all costs and expenses DEG incurs in connection with the prepayment.

Article 9
PAYMENTS

1. Payment obligations of the BORROWER pursuant to this Agreement will be satisfied only if and in so far as, after deduction of all costs and expenses, the respective amount is credited in United States Dollars by no later than 11:00 a.m. EST on its due date to DEG's bank account Citibank New York, 3849-2573, swift code: CITI US 33 / ABA 02 10000 89 [Chips 0008], or such other account notified by DEG to the BORROWER not later than 7 days prior to the respective obligation falling due.

2. All payments to be made by the BORROWER under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final, non-appealable judgement.

3. To the extent that any payment by the BORROWER is not sufficient to meet all due obligations, such payment shall be applied first against costs and expenses, then against interest and finally against principal amounts of the Loan outstanding.

4. Should the BORROWER be compelled by legal regulation to make lesser payments than are due or payments in a currency other than that contracted, it shall be obliged to increase the payment to be made to DEG until the contracted sum has been reached and, in the case of payment in a currency not specified in this Agreement,

shall be obliged to pay the difference between the contracted amount and the equivalent in USD of the amount paid converted at the same time.

5. All payments to be made by the BORROWER to DEG pursuant to this Agreement shall be made free and clear of and without deduction or retention of any present or future tax liabilities, charges or official payments whatsoever, except where such deduction or retention is prescribed by law, in which case the sum payable by the BORROWER in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, DEG receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

Article 10
DELAYED PAYMENTS

1. If payments (other than those referred to in Article 10 (2)) are not made on their due date, additionally to the applicable interest hereunder pursuant to Article 5 (1), interest of 2 % p.a. (in words: two per cent per annum) on such overdue amount, calculated from the due date to the actual date of payment, shall be payable. The additional interest shall be paid on the next following Payment Date.

2. In the event that interest or fees due to DEG are not paid when due, the BORROWER shall pay to DEG damages in respect of all such overdue amounts for the period from the due date thereof until the date on which the respective overdue amount has been received by DEG, calculated at the same aggregate rate as stipulated in Article 10 (1) above, provided that the BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

3. The provisions of Article 5 (5) and (6) shall be applied accordingly to the calculation of interest and damages in accordance with this Article. Article 17 *(Events of Defaults)* and any claims for damages remain unaffected by the above.

Article 11
SECURITY

1. In order to secure the Loan, interest and any other payment obligations arising under this Agreement, thereby including existing and future claims of DEG, the BORROWER shall:

   a) create and register a first ranking mortgage in the amount of at least USD 24,000,000 (in words: twenty four million United States Dollars) on the complete

land and buildings (including equipment and machinery) situated at the site of Tianjin Boai Bio-Pharmaceutical Co. Ltd., No. 13, located at Ke Ji Street in the Tianyu Tranquility Science and Technology Parks, Jinghai District, Tianjin, People's Republic of China and

b) undertake to provide first demand payment guarantees of the Guarantors satisfactory to DEG.

2. If DEG is of the opinion that at any time during the term of this Agreement, the Security has become inadequate to cover the balance of the Loan then outstanding, DEG will be entitled to request from the BORROWER such additional security as may be acceptable to DEG to cover such deficiency.

Article 12

INSURANCE

1. The BORROWER undertakes

a) to insure and to keep insured adequately and in compliance with sound business practice its present and future property, assets and business with insurers acceptable to DEG;

b) to nominate DEG as sole beneficiary and loss payee in the insurance policies, other than policies for third party liability insurance and to assign the respective insurance claims to DEG;

c) to ensure that all premiums are paid on time and other obligations of the BORROWER under the insurance policies are duly complied with.

2. DEG will not withhold its consent to the application of insurance proceeds up to an aggregate amount of USD 100,000 (or its equivalent in RMB) made in compensation of loss or damage to the assets charged/encumbered in favour of DEG, to repair or replace those assets, and DEG will release such payments accordingly.

3. DEG shall be entitled, at the BORROWER's expense, to take all measures necessary to ensure the insurance cover set out in Article 12 (1) if the BORROWER does not fulfil its obligations as set out therein.

4. The BORROWER shall provide DEG with copies of any new or renewed insurance policy within two weeks of the effective date, and, within 60 days of the end of each Financial Year, with confirmation of each insurer or an independent insurance broker that the BORROWER is in compliance with its obligations under this Article 12 (*Insurance*).

Article 13
REPORTING

1. The BORROWER undertakes to maintain adequate financial and cost accounting and control and reporting systems for the Project and the BORROWER's operations in the English language and to submit the following reports to DEG in the English language:

a) as soon as possible, but in any event not later than four months after the end of each Financial Year, two sets of audited annual accounts (balance sheet, profit and loss statement, Cash Flow Statements, notes to the financial statements) which are prepared in accordance with US-GAAP applied on a consistent basis, and which have been examined and audited by the Auditors in accordance with auditing standards generally accepted by international accounting firms on a consolidated AND on an individual basis;

b) during the Project's implementation phase, quarterly project progress reports in the form set out in Schedule 9 including statements as to the use of the funds made available under this Agreement within 45 days of the end of the reporting period;

c) promptly after the end of the Project implementation, a completion report;

d) as soon as possible, but in no event later than four months after the end of each Financial Year, a confirmation from the Auditors that the BORROWER is in compliance with its obligations set out in Article 16 (1)(f);

e) quarterly unaudited interim results (balance sheet and profit and loss statement) as well as additional data as requested by DEG within 45 days of the end of the reporting period;

f) annually and not later than 90 days after the end of each Financial Year an Annual Environmental and Social Monitoring Report in the form as has been provided by DEG to the Borrower or such other format as may be provided by DEG from time to time.

In case the Annual Environmental and Social Monitoring Report is not delivered to DEG when due or is not satisfactory to DEG, DEG may take measures to obtain an Annual Environmental and Social Monitoring Report. This report may, at the choice of DEG, be issued by an external social and environmental advisor or DEG's internal social and environmental department. In any event the BORROWER shall reimburse DEG for all costs incurred in connection with the exercise of such right under this Article.

g) annually and not later than 90 days after the end of each Financial Year external monitoring of the compliance with the ESAP and the agreed upon DEG exclusion until the requirements of the ESAP are fulfilled and the cost to be borne by the BORROWER.

DEG may request reasonable variations in the frequency and content of such reports if the BORROWER's business performs unsatisfactorily or if such reports do not comply with DEG's requirements.

2. The BORROWER shall authorise the Auditors, in the form of Schedule 4 (*Form of Letter to the Auditors*), to provide DEG directly with information on the BORROWER's commercial and financial position.

3. The BORROWER shall notify DEG promptly of any event having a direct or potential material adverse effect on environmental, occupational health & safety or labour issues, adjacent populations or that has attracted the adverse attention of outside parties, created adverse press reports or created potential liabilities, including any Environmental and/or Social Claim as well as any measures taken to mitigate or remedy the effects or cause of such event.

4. In addition to DEG´s right according to Article 16 (1)(d) DEG shall have the right to examine the BORROWER´s utilisation of the Loan and its performance under this Agreement after having received the completion report referred to in Article 13 (1)(d).

5. The BORROWER undertakes to promptly inform DEG of all amendments to its statutes, memorandum and articles which the law stipulates must be published, as well as all transactions which would entail a change in ownership relating to 10 % (in words: ten per cent) or more of its share capital or a change in its control, either directly or indirectly.

<u>Article 14</u>

ENVIRONMENTAL SOCIAL HEALTH & SAFETY COMPLIANCE

1. The BORROWER undertakes to ensure that the BORROWER diligently designs, constructs, operates, maintains and monitors all of its plants, sites and equipment in a safe, efficient and business-like manner and shall at all times comply with the DEG Environmental and Social Requirements.

2. The BORROWER shall not perform any of the excluded activities as listed in Schedule 7 *(Excluded Activities)* especially, but not limited to exclude the trade in wildlife products regulated under CITES

3. The BORROWER shall implement, maintain and continuously improve an Environmental and Social Management System in compliance with the Performance Standards.

4. The BORROWER shall appoint and maintain

   a) a member of senior management to be responsible for environmental and social issues; and

   b) suitably train an environmental and a social manager.

5. The BORROWER shall at all times comply with the Environmental and Social Action Plan (as defined in Schedule 8). Within one year after signing of this Loan Agreement, the Borrower shall employ an external consultant recommended by DEG to monitor the Environmental and Social Action Plan.

Article 15

REPRESENTATIONS AND WARRANTIES

1. The BORROWER hereby represents and warrants to DEG that as of the date of this Agreement:

   a) the Shareholders are indirectly and directly the legal and beneficial owners of 100 % (in words: one hundred per cent) of the issued share capital of the BORROWER and no other person has any actual or contingent right or option to subscribe for, purchase, otherwise acquire or require the transfer of any share (or any other interest in the share capital of the BORROWER) or any other commitment or claim of any nature in relation to any share (or any other interest in the share capital of the BORROWER); to the best of its knowledge and belief, and after making due enquiry, no material fund invested in the BORROWER's issued share capital or used for the financing of the Project is of illicit origin nor related to drug trafficking, corruption, bribery, organised crime or terrorism and the BORROWER furthermore warrants to promptly inform DEG, if the BORROWER should at any time be informed, or otherwise become aware of, an illicit origin of any such fund;

   b) it is a company duly incorporated and validly existing under the laws of the People's Republic of China and has the corporate power to conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement and this Agreement as well as any of the other Finance Agreements and the Project Documents to which it is a party constitute obligations binding on it and enforceable against it;

c) it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of any of the Finance Agreements and Project Documents to which it is a party and the transactions contemplated by those documents;

d) the BORROWER's audited consolidated and individual financial statements (balance sheet, profit and loss account, management report) as per 30.06.2010 and draft financial statements as per 31.06.2011 are true and correct at the relevant dates and for the respective period covered and have been prepared in accordance with US-GAAP; since the date of the latest of its financial statements, there has been no Material Adverse Effect;

e) all tax returns and reports of the BORROWER have been filed as required by law and all fees and other governmental charges payable by the BORROWER have been duly paid;

f) the BORROWER is not engaged in or threatened by any litigation, the outcome of which might adversely affect its financial position or the implementation of the Project and the BORROWER is not in violation of any statute, law or regulation of any governmental authority;

g) the BORROWER has good title to all premises at which its business is carried on and has the right to all concessions, trade names, trade marks, patents and licence agreements necessary for the conduct of its business as now conducted and as intended to be conducted;

h) the BORROWER is not in material breach of any agreement to which it is a party;

i) neither the conclusion of this Agreement or any of the other Finance Agreements to which it is a party nor the compliance with their respective terms will conflict with the terms of or require any consent under, any agreement or other arrangement to which the BORROWER is a party or violate any of the terms of the BORROWER's constitutional documents;

j) neither the BORROWER, nor its Shareholders, nor its Sponsors, nor any affiliates, nor any person acting on its or their behalf, has committed or engaged in any Sanctionable Practice with respect to the Project or any transaction contemplated by this Agreement, any of the other Finance Agreements or the Project Documents;

k) no Event of Default is continuing or might reasonably be expected to result from the entering into any of the Finance Agreements or the Project Documents or from the utilisation of any part of the Loan; and

l) the BORROWER is neither insolvent nor, to the best of the BORROWER's knowledge, has there been any filing for the commencement of insolvency proceedings over the assets of the BORROWER.

2. The rights and remedies of DEG in relation to any misrepresentation or breach of warranty on the part of the BORROWER shall not be prejudiced by any investigation by or on behalf of DEG into the affairs of the BORROWER.

3. Each of the representations and warranties set out in this Article 15 (*Representations and Warranties*) is made on the date of this Agreement, shall survive the execution hereof and the making of each disbursement hereunder and shall be deemed to be repeated, by reference to the then existing circumstances, by the BORROWER on each Payment Date so long as any amount is or may be outstanding hereunder.

Article 16
GENERAL COVENANTS

1. Unless DEG otherwise agrees the BORROWER shall:

a) implement the Project and conduct its business activities in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards;

b) obtain and maintain in full force and effect and comply with the terms of all necessary Authorisations;

c) arrange perfection of the Security on land and building, equipment and machinery as defined in Article 11 (1) (a) within 9 months of signing of this Loan Agreement and implement the Project within the time set out in Schedule 2;

d) permit DEG's authorised representatives and/or other persons mandated by DEG for that purpose access to its business and work premises at any time during normal working hours upon reasonable notice, as well as to inspect and examine its financial records and all documents related to the Project; if the BORROWER does not comply with any obligation under this Agreement or if DEG has reasonable grounds to believe that the performance of the BORROWER`s obligations pursuant to this Agreement is endangered, the BORROWER shall reimburse DEG for all costs incurred in connection with the

exercise of such inspection right (business class air fares and reasonable accommodation expenses for up to 5 (in words: five) days);

e) ensure that DEG's claims under this Agreement are always serviced and secured at least equally with those of other long-term lenders and not prepay other loans;

f) maintain at all times the following financial ratios:

- Debt Equity Ratio: not exceeding 60:40
- Current Ratio: not less than 1.2
- Debt Service Coverage Ratio: not less than 1.5
- Bank Debt / EBITDA Ratio: not more than 3.5

Both on a consolidated and individual basis.

g) notify DEG promptly of any (i) legal action or any occurrence which has or might have a Material Adverse Effect and (ii) of the occurrence of any Default;

2. Unless DEG otherwise agrees the BORROWER shall not

a) change its purpose or its constitutional documents in a way which is inconsistent with this Agreement, nor merge or initiate its liquidation,

b) sell, transfer or otherwise dispose of significant components of its fixed assets;

c) assume liabilities, including contingent liabilities, other than as may be provided for in the Project Description, exceeding the aggregate of more than USD 5,000,000 (in words: five million United States Dollars or the equivalent in RMB thereof;

d) violate, amend or terminate any of the Finance Agreements and/or the Project Documents nor provide any grounds for the termination thereof;

e) enter into or continue business relations with its Shareholders, employees, affiliates or other associated companies, or the Sponsors except on proper commercial terms negotiated at arms' length;

f) dispose or sell its direct shareholding in its wholly owned Subsidiary and/or its direct and/or indirect shareholdings in Tianjin Boai Bio-Pharmaceutical Co. Ltd. and ensure that both the Subsidiary and Tianjin Boai Bio-Pharmaceutical Co. Ltd. do not sell or transfer any assets or business licenses and that there are no transactions other than on arm's length basis, particularly in respect to any kind of lending to any related parties;

g) enter into or continue business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the European Union (http://ec.europa.eu/external_relations/cfsp/sanctions/list/consol-list.htm) or Germany in relation to embargoes or the fight against terrorism;

h) make any dividend or other capital distribution or payment on or in respect of any shareholder loan or advance before Project Completion or as long as a Default is subsisting or if after the making of such distribution or payments the following ratios are not met:

- Bank Debt / EBITDA Ratio: not more than 3.0
- Debt Service Coverage Ratio: not less than 1.7

i) enter into any partnership, profit-sharing or other similar arrangement whereby the BORROWER's income or profit can be shared with any other person;

j) before Project Completion start with any significant investment project including the construction of new buildings and new production lines;

k) engage in any Sanctionable Practice (and shall not authorize or permit any affiliate or any other person acting on its behalf to engage in any Sanctionable Practice) with respect to the Project or any transaction contemplated by this Agreement. The BORROWER further covenants that should DEG notify the BORROWER of its concerns that there may have been a violation of the provisions of this Article 16 (2) (i), it shall cooperate in good faith with DEG and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from DEG, and shall furnish documentary support for such response upon DEG's request.

Article 17
EVENTS OF DEFAULT

1. Any of the following facts or events shall constitute an Event of Default:

a) the BORROWER fails to pay any amount due under this Agreement or under any other agreement between the BORROWER and DEG;.

b) the BORROWER does not comply with any provision of this Agreement (other than those referred to in Article 17 (1) (a) above) and such failure to comply – if capable of remedy – is not remedied by the BORROWER within 30 days of the earlier of (i) DEG giving notice to the BORROWER and (ii) the BORROWER becoming aware of the failure to comply;

c) the BORROWER is in payment default in respect of an amount in any other currency under any agreement with any party other than DEG or any of the BORROWER's lenders declares a loan to the BORROWER immediately due and payable or cancels its commitment under such loan, or becomes entitled to declare a loan immediately due and payable prior to its specified maturity, or to cancel its commitment under such loan, as a result on an event of default (however described);

d) any representation or statement made, deemed to be made or confirmed by the BORROWER or any Shareholder or any Sponsor in or in connection with any of the Project Documents or the Finance Agreements or any other document delivered by or on behalf of the BORROWER (including any call for disbursement) shall be found to have been incorrect or misleading in any material respect;

e) any proceeding for insolvency, bankruptcy, liquidation, winding-up, receivership, execution, sequestration or any similar process is initiated or enforced against the BORROWER or any Shareholder or any Sponsor or a substantial part of its assets in any jurisdiction;

f) any government or governmental authority shall have condemned, nationalised, assumed custody or control or otherwise expropriated all or any substantial part of the assets of the BORROWER or any Shareholder or any Sponsor or of its share capital or of the Project, or shall have taken any similar action that would prevent the BORROWER from carrying on its business;

g) the occurrence of a Change of Control;

h) the value or the enforceability of the Security is or is threatened to be materially affected and this has not been remedied according to Article 11 (2) within a period of 60 days after written demand by DEG;

i) any of the Finance Agreements, Project Documents and/or Authorisations have been found to be invalid or unenforceable or have been amended, terminated and / or violated without DEG's prior written consent;

j) the occurrence of a Material Adverse Effect.

2. On and at any time after the occurrence of an Event of Default, DEG shall be entitled to cancel the total outstanding commitment of the Loan and/or to demand immediate repayment of the Loan or any part thereof together with accrued interest and other

sums due by the BORROWER under this Agreement and/or to terminate this Agreement with immediate effect.

Article 18
COSTS AND EXPENSES

1. The BORROWER shall bear all costs, taxes, fees and other charges and expenses incurred in connection with the execution and implementation of any of the Finance Agreements, including (without limitation) those with respect to

   a) all payments to be made under this Agreement;

   b) the issuance of the legal opinion in accordance with Article 4a (6) and (7) and Article 4b (5) as well as any legal advice obtained in connection with any of the Finance Agreements or the Project Documents;

   c) the creation, registration, enforcement and, if necessary, the release of any of the Security;

   d) the pursuance and enforcement of rights in connection with any Finance Agreement; and

   e) independent consultants/engineers.

2. If the BORROWER requests an amendment, waiver or consent, the BORROWER shall upon demand reimburse DEG for the amount of all costs and expenses (including legal fees) reasonably incurred by DEG in responding to, evaluating, negotiating or complying with that request or requirement.

3. DEG shall have the right to pay any amount referred to in Article 18 (1) on behalf of the BORROWER. The expenses so paid by DEG shall be immediately reimbursed by the BORROWER upon demand by DEG.

Article 19
GOVERNING LAW AND JURISDICTION

1. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. If an English term and its legal meaning differ from a German term and its legal meaning in this Agreement, the German term and its legal meaning shall prevail.

2. All legal disputes arising out of or in connection with this Agreement (including all legal dispute concerning the existence, validity, termination or consequence of invalidity of any Finance Document) shall be heard and finally settled by an arbitration panel established in accordance with the arbitration rules of the International Chamber of Commerce, Paris; the arbitration award rendered by such

arbitration panel shall be final and binding upon the parties. The seat of the arbitration shall be Cologne and the language of the proceedings shall be English.

3. Prior to calling upon an arbitration panel, DEG may, in a written notification to the BORROWER, demand that all disputes or a specific legal dispute, controversy or claim be heard by an ordinary court of law. In such case, the dispute is to be treated as set out in Article 19 (4). Should the BORROWER intend to initiate proceedings, the BORROWER shall request DEG to exercise its option of carrying out arbitration proceedings or proceedings before an ordinary court. Such option must be exercised in writing and must be exercised prior to the initiation of such arbitration proceedings. If DEG does not exercise its option within 20 Business Days as of the receipt of the BORROWER's request or if it refuses to exercise its option, DEG's right to choose shall be deemed forfeited with regard to this specific dispute.

4. The parties agree that the ordinary courts in Cologne, Federal Republic of Germany, shall have exclusive jurisdiction and venue. The BORROWER hereby submits irrevocably to the jurisdiction of such court. This submission to the jurisdiction of the ordinary courts in Cologne shall not restrict DEG's right to file a claim or a lawsuit against the BORROWER at any other ordinary court having jurisdiction over the BORROWER or the BORROWER's assets.

5. The BORROWER appoints FIDEUROP GmbH, Westhafen Tower, Westhafenplatz 1, 60327 Frankfurt a.M., Germany, Telefax: +49-69-756095-512 as its authorised recipient, which in this capacity shall be the recipient of all documents relating to any legal disputes or other legal proceedings arising from or in connection with this Agreement or any amendment thereof, in accordance with Schedule 6 (*Form of Letter to the Process Agent*). As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding, the BORROWER shall maintain a duly appointed recipient for the receipt of service within the Federal Republic of Germany

Article 20
MISCELLANEOUS

1. All communications in connection with this Agreement shall be sent in writing in the English language to the parties at the following address or telefax number:

For the BORROWER:

Tianjin Boai Pharmaceutical Co. Ltd.
No. 4 Ronghua Road, Yonghong Industry Park,
Nanhe Town, Xiqing District,

Tianjin, People's Republic of China
Att: Xia Xuecheng
Telefax: + 86-22-27640191

For DEG:

DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany
Attn: Portfolio Management Asia
Telefax: + 49-221- 4986-1290

Each party undertakes to notify the other party of any change of address.

2. The BORROWER will provide DEG with certified copies and, if requested by DEG, certified translations into the English language of all Authorisations and any other documents to be submitted according to this Agreement.

3. All Schedules annexed hereto form an integral part of this Agreement.

4. Any right or obligation under this Agreement may be transferred, provided, however, that any transfer by the BORROWER is subject to the prior written consent of DEG.

5. a) The BORROWER is aware that DEG is a wholly-owned subsidiary of Kreditanstalt für Wiederaufbau ("KfW") and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are KfW, DEG, FuB - Finanzierungs- und Beratungsgesellschaft mbH, Berlin and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de)

   b) DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with this financing to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardised controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include:

   - data provided by the client;
   - documents and data developed by DEG relating to the client.

   The client data and/or documents will be forwarded exclusively to members of

the KfW Bankengruppe and will not be made available to any person outside the KfW Bankengruppe. All members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law ("Bundesdatenschutzgesetz") and the rules on banking secrecy.

c) With reference to the above information under a) and b) the BORROWER hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly releases DEG from banking secrecy rules, the provisions of the Federal Data Protection Law ("Bundesdatensschutzgesetz") and any separately concluded confidentiality agreement.

d) If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relative entity. The relative entity shall destroy or return the information disclosed to it.

e) The disclosure by DEG may also be required or requested in order to fulfil legal, judicial or regulatory requirements. The BORROWER consents to any such disclosure.

6. Any modification or amendment to this Agreement, including this Article 20 (6), must be in writing.

7. Should any provision of this Agreement be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected.

8. In the event that any party does not exercise any right to which it is entitled under this Agreement, such omission shall not be considered to constitute a waiver of such right.

9. This Agreement shall be effective upon the date of the last signature and shall remain effective as long as any amount is due to DEG.

10. The limitation period for the BORROWER's payment obligations under this Agreement shall be five years.

Köln, this 14 September 2011

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

....	ppa ....
Josef Boven	Jochen Steinbuch
First Vice President	Vice President

.... this ....

TIANJIN BOAI PHARMACEUTICAL CO. LTD.

....	....
Name:	Name:
Title: Chairlady	Title:

Schedule 1

DEFINITIONS

"Agreement"	This loan agreement.
"Annual Environmental and Social Monitoring Report" ("AESMR")	The annual environmental and social monitoring report on the BORROWER's compliance with the environmental and social requirements under this Agreement, in the form as provided by DEG to the Borrower on 06 April 2011. The electronic AESMR format is available at DEG upon request.
"Auditors"	Goldman, Kurland and Mohidin LLP or such other firm of auditors acceptable to DEG.
"Authorisations"	Any consent, registration, filing, notarisation, certificate, licence, approval, permit, authority, confirmation or exemption from or by or with any national, supranational or regional government or administrative, fiscal, judicial or governmental body, commission, agency, authority, central bank or similar entity and all corporate, creditors' and shareholders' approvals or consents required for the implementation of the Project, the operation of the BORROWER's business, the Loan or the Security or any part thereof.
"Bank Debt"	The aggregate of all interest bearing obligations and accrued liabilities then outstanding for the payment or repayment of money, including: any amounts payable by the BORROWER under leases or similar arrangements over their respective periods and any interest bearing credit to the BORROWER from a supplier of goods or under any instalment purchase or other similar arrangement.
"Bank Debt/EBITDA Ratio"	The result obtained by dividing Bank Debt by EBITDA
"Basic Terms and Conditions of Employment"	The requirements as applicable on wage, working hours, labour contract and occupational health & safety issues, stemming from ILO conventions 26 and 131 (on remuneration), 1 (on working hours), 155 (on health & safety) and recommendations.
"Business Day"	Each day on which banks are open for general business in New York and in Cologne, Germany or, solely for the purpose of determining the applicable interest rate in accordance with this Agreement, any LIBOR Banking Day.
"BVI Shareholders"	(a) Neo Profit Limited a BVI Business Company incorporated and existing under the laws of the British Virgin Islands (Reg. No. 1619518) having its registered office at P.O. Box 957, Offshore Incorporations, Centre, Road Town, Tortola, British Virgin Islands, in total Neo Profit Limited holds directly 55.37 % of the Shareholder

	I's shares; and (b) Dragon Core Limited a BVI Business Company incorporated and existing under the laws of the British Virgin Islands (Reg. No. 1620082) having its registered office at P.O. Box 957, Offshore Incorporations, Centre, Road Town, Tortola, British Virgin Islands, in total Dragon Core Limited holds directly 23.73 % of the Shareholder I's shares.
"Cash-flow"	The aggregate (for any financial year forecast or retrospective period) of the net profit after taxes plus the aggregate of depreciation on tangible assets and on preproduction expenditure during the period for calculation.
"Certificate of Incumbency and Authority"	The certificate of incumbency and authority in the form of Schedule 5 *(Form of Certificate of Incumbency and Authority)*.
"CET"	Central European Time
"Change of Control"	Any transaction or measure which would entail a change of control of the indirect shareholding of the Controlling Ultimate Individual Shareholder in the BORROWER whereby control means a) the direct or indirect holding of more than 60 % of the issued share capital of the BORROWER; or b) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to - cast, or control the casting of, more than 60 % of the maximum number of votes that might be cast at a shareholders meeting of the BORROWER; or - appoint or remove all, or the majority, of the directors or other equivalent officers of the BORROWER.
"Coercive Practice"	The impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.
"Collusive Practice"	An arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.
"Controlling Ultimate Individual Shareholder"	Mrs. Xia Xuecheng, an individual person (passport no G30877355) having her habitual residence at No 707 Zi Teng Yuan, Wanke New Town, Tianjin, People's Republic of China, in total Mrs. Xia Xuecheng indirectly holds 71.27 % of the BORROWER's shares through the BVI Shareholders.
"Core Labour Standards"	The requirements as applicable on child and forced labour, discrimination and freedom of association and collective bargaining, stemming from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 and covering: (a) freedom of association and the right to collective bargaining, (b) the elimination of forced and compulsory labour, (c) the abolition of child labour, and (d) the elimination of discrimination in the

	workplace.
"Corrupt Practice"	The offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.
"Current Assets"	The aggregate of cash, marketable securities, trade and other receivables realisable within one year, inventories and prepaid expenses which are to be charged to income within one year, but excluding funds temporarily on hand pending application to property, plant and equipment included in the Project.
"Current Liabilities"	The aggregate of all liabilities falling due on demand or within one year, including dividends to be disbursed and the portion of Long-term Debt falling due within one year, but excluding liabilities for property, plant and equipment to the extent of the amount of funds therefore excluded from the calculation of Current Assets.
"Current Ratio"	The result obtained by dividing Current Assets by Current Liabilities.
"Debt"	The aggregate of all obligations and accrued liabilities then outstanding for the payment or repayment of money, including: any amounts payable by the BORROWER under leases or similar arrangements over their respective periods, any credit to the BORROWER from a supplier of goods or under any instalment purchase or other similar arrangement and any third party contingent liabilities, but excluding unsecured and subordinated shareholder loans.
"Debt/Equity Ratio"	The result obtained by dividing Debt by Equity.
"Debt Service Coverage Ratio"	The result obtained by dividing the BORROWER's Cash-flow plus interest expenses by the BORROWER's principal repayments for all its outstanding Bank Debt plus interest expenses.
"Default"	Means an Event of Default or any event or circumstance specified in Article 17 (*Events of Default*) which would (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Finance Agreements or the Project Documents, or any combination of any of the foregoing) be an Event of Default.
"DEG Base Rate"	The rate determined by DEG on the Interest Determination Date, based upon the interbank market fixed rate swap equivalent payable for receiving a stream of six months EURIBOR / LIBOR for the remaining lifetime of the Loan.
"DEG Environmental and Social Requirements"	All a) Environmental and/or Social Laws, b) Environmental and/or Social Permits, c) Basic Terms and Conditions of Employment, d) Core Labour Standards and e) Performance Standards
"EBITDA"	EBITDA means, in respect of any relevant period, the audited Net

Income plus the sum of interest expense, taxes, extraordinary items, depreciation, amortization and any other non-cash expenses (to the extent each was deducted in the calculation of Net Income).

"Environmental and/or Social Action Plan" — An environmental and social action plan and all updates of this Environmental and Social Action Plan, defining actions, budgets and a timeframe for the measures required to remedy the known non-compliances with the environmental and/or social stipulations under this Agreement and for any other measure agreed upon between the Borrower and DEG, as attached in Schedule 8.

"Environmental and/or Social Claim" — Any claim, proceeding or investigation in respect of an Environmental and/or Social Law, or an Environmental and/or Social Permit or an environmental or social agreement between the Borrower and another person.

"Environmental and/or Social Law" — Any law, rule or regulation (including international treaty obligations) applicable in the jurisdiction of the Country(ies) concerning

a) environmental matters,
b) natural resource management,
c) labour,
d) social security,
e) the regulation of industrial relations (between government, employers and employees),
f) the protection of occupational as well as public health and safety,
g) the regulation of public participation,
h) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights,
i) the protection, restoration and promotion of cultural heritage, and
j) all other laws, rules and regulations providing for the protection of employees and citizens.

"Environmental and/or Social Permit" — Any environmental and/or social permit, license, consent, approval and other authorization necessary for the Borrower to conduct its business.

"Environmental and Social Management System" — The part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the environmental and social stipulations under this Agreement.

"Equity" — The aggregate of the par value of all paid-in stock of the BORROWER, capital paid-in in excess of par value, retained earnings and losses, net result for the current period, increased by any Revaluation Reserve arising from an independent certified appraisal of the BORROWER's fixed assets, increased further by any unsecured and subordinated shareholder loans; Revaluation Reserve means in this context the reserve created by revaluation of fixed assets as determined by an independent and certified appraisal effected in accordance with local and international accounting standards and certified by the Auditors.

"EST"	Eastern Standard Time
"EUR" or "Euro"	Euro being the lawful currency of the Federal Republic of Germany.
"Event of Default"	Any of the events as set out in Article 17 *(Events of Default)*.
"Finance Agreements"	This Agreement, all documents / agreements creating the Security, the Sponsor Support Agreement and the guarantee agreements of the Guarantors
"Financial Year"	The financial year of the BORROWER commencing on 01 July and ending on 30 June each year.
"Fraudulent Practice"	Any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.
"Guarantors"	(a) The Shareholder I and (b) the Controlling Ultimate Individual Shareholder.
"IFC"	International Finance Corporation
"ILO"	International Labour Organisation
"International Chamber of Commerce"	The international chamber of commerce having its seat in Paris, France.
"Interest Conversion Date"	The date when the Loan has been fully disbursed or the cut off date as mentioned in Article 3 (4), whichever occurs first.
"Interest Determination Date"	Two LIBOR Banking Days prior to the beginning of an Interest Period unless market practice differs in the relevant interbank market, in which case the Interest Determination Date will be determined in accordance with market practice in the relevant interbank market.
"Interest Period"	Each period from and including the day of the first disbursement and ending the day before the first Payment Date as well as each period from and including a Payment Date and ending the day immediately before the next following Payment Date.
"LIBOR"	London Interbank Offered Rate.
"LIBOR Banking Day"	Each day on which banks are open for business in London.
"Loan"	The funds to be made available to the BORROWER under this Agreement or any portion thereof.
"Long-term Debt"	The aggregate of all Debt with a maturity of more than one year.
"Material Adverse Effect"	The occurrence of one or more circumstances which have a material adverse effect on: (i) the business, prospects, assets or financial condition of the BORROWER or the implementation of the Project; or

(ii) the ability of the BORROWER, any Shareholder or the Sponsor(s) to perform its respective obligations under any of the Finance Agreements; or

(iii) the validity, legality, effectiveness or enforceability of any of the Finance Agreements in any applicable jurisdiction,

as long as any of the above endangers the repayment of the Loan.

"New Production Facility" — Tianjin Qishi Leather Co. Ltd., renamed as Tianjin Boai Bio-Pharmaceutical Co. Ltd. a limited liability company, existing under the laws of the People's Republic of China (Reg. No. 120223000053667) having its registered office at No. 13, Ke Ji Street, Tianyu Tranquility Science and Technology Parks, Jinghai District, Tianjin, People's Republic of China.

"Obstructive Practice" — (i) Deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede an official investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of DEG's access to contractually required information in connection with an official investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice.

"Payment Date" — 15 February and 15. August in each year. Should this date not fall on a Business Day, the Payment Date will be the first Business Day thereafter.

"Performance Standards" — The IFC Performance Standards on Social and Environmental Sustainability (including the technical reference documents known as IFC's Environmental, Health, and Safety Guidelines).

"Project" — As set out in more detail in the Project Description.

"Project Completion" — shall be achieved if all following conditions are fulfilled for at least three consecutive quarters:

- operational profit of the Project
- smooth operation of all workshops of the Project with a processing volume, allowing for at least 30,000,000 RMB revenue per month on a consecutive sequence of six months

"Project Description" — The description of the Project as set out in Schedule 2 *(Project Description)*.

"Project Documents" — The memorandum and articles of association of the Borrower, Land Use Agreements and Title Deeds, Purchase Contract for Tianjin Qishi Leather Co. Ltd dd. June 3, 2010,
Turnkey Contract to implement production facility at Qishi site dd. August 10, 2010

"Repayment Instalments"	The repayment instalments as set forth in Article 7 (1).
"Reuters' Screen LIBOR01 Page"	Indication of the London Interbank Offered Rates (LIBOR) for US-Dollar deposits determined by the British Bankers Association (BBA) represented by page LIBOR01 in "Reuters' Monitor Money Rates Service".
"RMB" or "Renminbi (Yuan)"	RMB or Renminbi (Yuan) means the lawful currency of the People's Republic of China.
"Sanctionable Practice"	Any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein.
"Schedules"	All annexes to this Agreement.
"Security"	All of the security components as described in Article 11 *(Security)*.
"Shareholders"	Shareholder I and Shareholder II.
"Shareholder I"	Asia Leechdom Holding Corporation, a corporation incorporated and existing under the laws of **Nevada** / Unites States of America (Reg. No. E0584012008-8) having its registered office at 3993 Howard Hughes Pkwy., Suite 600, Las Vegas, NV 89169, United States of America and any of its assignees or legal successors. In total Asia Leechdom Holding Corporation holds 100% of the Shareholder II.
"Shareholder II"	Asia Leechdom Holding Corporation, a corporation incorporated and existing under the laws of **New Jersey** / United States of America (Reg. No. 0400185273) having its registered office at 45 Old Millstone Drive, Unit 6, East Windsor, NJ 08520, United States of America and any of its assignees or legal successors. In total Shareholder II holds 100% of the BORROWER's shares.
"Sponsors"	(a) The Shareholder I, (b) the Shareholder II and (c) the Controlling Ultimate Individual Shareholder.
"Sponsor Support Agreement"	The agreement by and between DEG, the BORROWER and the Sponsors.
"Subsidiary"	Tianjin BoAi Leechdom Technique Co. Ltd. a limited liability company, existing under the laws of the People's Republic of China (Reg. No. 120111000002178) having its registered office at No 55 of Miyun Road, Nankai District, Tianjin City, People's Republic of China.
"United States Dollars" or "USD"	United States Dollars being the lawful currency of the United States of America.
"US-GAAP"	United States Generally Accepted Accounting Principles

Schedule 2

PROJECT DESCRIPTION

I. Project (Technical description)

Acquisition of Tianjin Qishi Leather Co. Ltd, renamed into Tianjin Boai Bio-Pharmaceutical Co. Ltd, with land of 85,938.92 qm, including administration buildings, dormitory and dining room facilities as well as several outer-shells of production buildings (total purchase price: RMB 80 mn) by way of share purchase. The site is situated at No. 13, Ke Ji Street, Tianyu Tranquility Science and Technology Parks, Jinghai District, Tianjin, People's Republic of China.

A turnkey contract has been signed with Hebei Guangping County Construction and Installation Enterprise to renovate the complete site and build a pharmaceutical production facility of 8.000 qm for Boai's pharmaceutical products within the existing outer-shells. A Contingency for start up costs and increasing construction costs in relation to higher FDA standards of USD 3.092 million has been considered.

II. Project Costs (Investment plan)

Project Cost	Total in RMB	USD
Land use rights and Buildings of Tianjin Qishi Leather Co. Ltd	80.000.000	11.976.000
Design and Transfer Fees for Purchase of Tianjin Qishi Leather Co. Ltd	5.000.000	748.000
Turnkey Contract: Renovation of Drug Plant plus new Equipment	89.950.000	13.467.000
Turnkey Contract: Additional Extraction Plant	22.060.000	3.302.000
Contingencies, start up costs	20.654.000	3.092.000
Total Fixed Project Cost	**217.664.000**	**32.585.000**

Exchange Rate: USD/RMB: 6.68

III. Financing

Debt	Amount	% of Total Cost	USD
DEG loan	100.200.000		15.000.000
Total Debt	**100.200.000**	**46,1%**	**15.000.000**
Internal sources			
Internal Cashflow	68.032.000		10.185.000
Equity Contribution of Shareholders	49.432.000		7.400.000
Total internal sources	**117.464.000**	**53,9%**	**17.585.000**
Total Capital Requirement	**217.664.000**		32.585.000

IV. Time Schedule

Until April 2011:	Completion of Tianjin Qishi Leather Co. Ltd acquisition including all relevant land use rights
Until March 2012:	Renovation of plant and rehabilitation of equipment
June 2012:	Start trial production
September 2012:	Final Approval of FDA
December 2012:	Reach full capacity operation of RMB 30 mn in sales per month

Schedule 3

CALL NOTICE

[*Letterhead of the BORROWER*]

DEG - Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Germany

[Date: [•]]

Ladies and Gentlemen,

We refer to Article 3 (*Call Notice and Disbursement Procedure*) of the loan agreement between our Company and DEG concluded on .... ("Agreement") and request disbursement of the Loan/a partial amount of the Loan of USD .... Capitalized terns used in this call notice have the meanings given to them in the Agreement.

Please remit the said amount on .... (date) to our account as follows:

Name/address of Account-holder:	....
Account currency	....
Account No.	....
Bank/SWIFT code	....
via (name/address/SWIFT CODE of correspondent bank)	....
Account No. of beneficiary bank at the correspondent Bank	....

The funds made available will be applied as follows: [*detailed description of the use of funds including evidence by respective invoices etc.*]

We confirm that the conditions precedent to disbursement according to Article 4a / 4b *(Conditions Precedent to the First Disbursement / Conditions Precedent to the Second Disbursement)* of the Agreement have been fulfilled and that since the Agreement was signed no deterioration in financial or other respects has occurred which might jeopardise the implementation of the Project.

We also declare that the documents mentioned in Article 4 *(Conditions Precedent to Disbursement)* are still legally effective and that the representations and warranties made in the Agreement are true and correct as of the date hereof.

[We confirm that the loan amount(s) of USD.............. already disbursed to us have been used in accordance with Article 2 *(Loan Amount and Loan Purpose)* of the Agreement.]

Yours faithfully,

[BORROWER]

[*name and title of signatory/ies*]

Schedule 4

FORM OF LETTER TO THE AUDITORS

[Letterhead of the BORROWER]

To the Auditors
(Address)

[Date [•]]

Dear Sirs,

We hereby authorise and request you to give to DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH ("DEG"), Kämmergasse 22, 50676 Köln, Federal Republic of Germany, all such information as they may request with regard to our commercial and financial situation. This authorisation is a requirement under a loan agreement with DEG; for your information we enclose a copy of said loan agreement.

For our records, please ensure that you send us a copy of every letter which you receive from DEG immediately upon receipt and a copy of each reply made by you promptly upon the issue thereof.

Yours faithfully,

[BORROWER]

[name and title of signatory/*ies*]

Encl.: DEG Loan Agreement

Accepted:

Date:

[AUDITOR]

[name and title of signatory/*ies*]

Schedule 5

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(Letterhead of BORROWER)
DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany

Telefax: 0049 - 221 - 4986-1290

[Date [•]]

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Loan Agreement dated [•] (the "Loan Agreement"), I, the undersigned [Chairman/Director] of .... (the "Borrower"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom are, and will continue to be authorized:

a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Article 3 *(Call Notice and Disbursement Procedure)* of the Loan Agreement;

b) to sign any certifications provided for in the Loan Agreement; and

c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which DEG and the Borrower may be parties:

Name [1]	Office	Specimen Signature
....	....	....
....	....	....
....	....	....

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.

Yours faithfully,

[BORROWER]
[*name and title of signatory/ies*]

---

[1] Designations may be changed by the Borrower at any time by issuing a new certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower

Schedule 6

FORM OF LETTER TO PROCESS AGENT

[*Letterhead of the BORROWER*]

FIDEUROP GmbH
Herrn Dr. Klaus Zimmermann
Westhafen Tower
Westhafenplatz 1
60327 Frankfurt am Main
Federal Republic of Germany

[Date: [•]]

Re: Loan Agreement between DEG and [BORROWER] dated [•] ("Loan Agreement")

Dear Sirs,

We refer to Article [•] of the a.m. Agreement, a copy of which is enclosed herewith.

We herewith appoint you as our agent of service of process for any proceedings in German courts and arbitration panels arising out of or in connection with the a.m. Agreement and any amendment thereof.

We agree that your only obligations will be:

(i) promptly upon receipt of any notice of legal process to accept service on our behalf and to notify us by electronic mail or facsimile to our address specified below (or to such other address, person, firm or company as we may from time to time notify you) to the effect that you have accepted such service on our behalf; and

(ii) to forward such service to us enclosing the originals of all documents which you have received in connection with such service.

Our address is: [•]

In consideration of your accepting this appointment, we agree to pay to you a flat fee of EUR [•] plus courier charges and to indemnify you upon demand from and against all costs, charges and expenses incurred by you in performance of your duties hereunder.

This appointment and its acceptance shall be governed by the laws of the Federal Republic of Germany. The place of jurisdiction for any dispute arising out of or in connection with this appointment letter shall be Frankfurt am Main.

Yours faithfully,	Accepted and payment of all applicable fees confirmed:
....	....
[BORROWER]	FIDEUROP GmbH
[*name and title of signatory/ies*]	[*name and title of signatory/ies*]

Encl.: Loan Agreement

EXCLUDED ACTIVITIES

The Borrower will not [(and shall ensure that no other member of the Group will)] perform any activity involving:

1. Production or activities involving forced labor[1] or child labor[2]
2. Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.
3. Any business relating to pornography or prostitution.
4. Trade in wildlife or wildlife products regulated under CITES[3]
5. Production or use of or trade in hazardous materials such as radioactive materials[4], unbounded asbestos fibers and products containing PCBs[5].
6. Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.
7. Drift net fishing in the marine environment using nets in excess of 2.5 km in length
8. Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[6] and other hazardous substances subject to international phase-outs or bans.
9. Destruction[7] of Critical Habitat[8]
10. Production and distribution of racist, anti-democratic and/or neo-nazi media.

In addition to the above, the financing of projects is excluded, when the following activities form a substantial[9] part of a project Sponsor's primary operations or those of the project:

11. Production or trade in[10]
    a) weapons and munitions
    b) tobacco
    c) hard liquor

12) Gambling, casinos and equivalent enterprises[10]

---

[1] Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[2] Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[3] CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[4] This does not apply to the purchase of medical equipment , quality control (measurement) equipment and any other equipment where DEG considers the radioactive source to be trivial and/or adequately shielded.

[5] PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

[6] Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in "holes in the ozone layer". The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[7] Destruction means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the habitat's ability to maintain its role (see footnote 8) is lost.

[8] Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

[9] A benchmark for substantial is 5 – 10 % of the balance sheet or the financed volume.

[10] In Financial Institutions this is calculated with regard to the portfolio volume financing such activities.

Schedule 8

Environmental and Social Action Plan

The BORROWER commits itself to the actions as specified below, within the specified deadlines, and declares that the resources specified below have been allocated.

Environmental & social issues	Action description	Responsible staff member/s	Status[1]	Target completion[2]	Allocated budget[3] (USD)
Labor contracts	Specify all relevant labor matters (e.g. job description and description of labor compensation) in the contract properly			Until 31st of December 2011	
Employees register	Provide employee register with sufficient items			Until 31st of December 2011	
Pay slips	Provide pay slips to all employees			Until 31st of December 2011	
Payroll register	Provide payroll register with sufficient information			Until 31st of December 2011	

[1] Status: planned, budgeted, started, completed
[2] Target completion: specified date, ongoing
[3] Allocated budget: Please give a cost estimate. If this is not applicable, please write "n. a." (not applicable).

Time records	Record detailed time-in and time-out in time records			Until 31st of December 2011	
Fire alarms	Install fire alarm in the facility			Until 31st of August 2011	
Emergency lights	Install emergency lights in emergency exits and stairwells			Until 31st of August 2011	
Fire extinguishers	Mount and mark all the fire extinguishers			Until 31st of August 2011	
Exit signs	Mark exit signs in the emergency exits			Until 31st of August 2011	

Schedule 9

PROJECT PROGRESS REPORT

DEG - Project Title	P 4740 - BOAI - Arzneimittel – VR China	
Project	as described in the Loan Agreement	
Period covered by this report		
Report done by:	Name:	Signature, Date

1. Comments on the overall implementation of the project (timing, technical, financial aspects)

2. Comments on differences between budgeted and actual figures for investment, contingencies, working capital

3. Description and categorization of any major (technical, financial, process or other) problem encountered in project implementation, causes of delays and actions taken to overcome them

4. Please update the following tables (as detailed as possible)

Categories	Causes of Delay	Actions taken to overcome delay(s)
Internal delays (late ordering etc)		
External delay (construction, equipment supply, etc)		
Government delays (e.g. authorizations)		
Other delays (e.g.weather impact, financing)		